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                                                                 [HARTFORD LIFE]


April 10, 2002                                 JAMES M. HEDREEN, FSA, MAAA
                                               ACTUARY

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.   20549

RE:    ICMG REGISTERED VARIABLE LIFE SEPARATE ACCOUNT ONE
       HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
       FILE NO. 333-13735

Dear Sir/Madam:

This opinion is furnished in connection with the Form S-6 Registration Statement under the Securities Act of 1933, as amended ("Securities Act"), of a certain flexible premium variable life insurance policy (the "Policy") that will be offered and sold by Hartford Life and Annuity Insurance Company and certain units of interest to be issued in connection with the Policy.

The hypothetical illustrations of the Policy issued in the Form S-6 Registration Statement accurately reflect reasonable estimates of projected performance of the Policy under the stipulated rates of investment return, the contractual expense deductions and guaranteed cost-of-insurance rates, and utilizing a reasonable estimation for expected fund operating expenses.

I hereby consent to the use of this opinion as an exhibit to the Form S-6 Registration Statement and to the reference to my name under the heading "Experts" in the Statement of Additional Information included as part of such Form S-6 Registration Statement.

Very truly yours,

/s/ James M. Hedreen

James M. Hedreen, FSA, MAAA
Actuary